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                                                                EXHIBIT 10.5



                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is effective as of June 1, 1997 by and between WILLIAM L. MULVANEY ("Employee") and BINGHAM FINANCIAL SERVICES CORPORATION, a Michigan corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the Company desires to continue the employment of the Employee, and the Employee desires to continue to be employed by the Company, on the terms and subject to the conditions set forth below.

     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

     1. Employment.

        (a) The Company agrees to employ the Employee and the Employee accepts the employment, on the terms and subject to the conditions set forth below. During the term of employment hereunder, the Employee shall serve as the Chief Operating Officer ("COO") of the Company, and shall do and perform diligently all such services, acts and things as are customarily done and performed by a Chief Operating Officer of companies in similar business and in size to the Company, together with such other duties as may be requested from time to time by the Company. As the Company may in the future engage in other related businesses, the Employee's duties may vary from time to time so long as such duties are consistent with the duties of an executive officer of the Company.

        (b) For service as an officer and employee of the Company, the Employee shall be entitled to the full protection of the applicable indemnification provisions of the Articles of Incorporation and Bylaws of the Company, as they may be amended from time to time.

     2. Term of Employment.

        Subject to the provisions for termination provided below, the term of the Employee's employment under this Agreement shall commence on the date hereof and shall continue thereafter for a period of three (3) years.

     3. Devotion to the Company's Business.

        The Employee shall devote his best efforts, knowledge, skill, and his entire productive time, ability and attention to the business of the Company during the term of this Agreement.

     4. Compensation.

        (a) During the term of this Agreement, the Company shall pay or provide, as the case may be, to the Employee the compensation and other benefits and rights set forth in paragraphs 4, 5 and 6 of this Agreement.

        (b) Base Compensation. As compensation for the services to be performed hereafter, the Company shall pay to the Employee, during his employment hereunder, a base salary (the "Base Salary") payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly) at the rate of SEVENTY THOUSAND DOLLARS ($70,000) per year through October 31, 1997, and at the rate of EIGHTY THOUSAND DOLLARS ($80,000) per year thereafter.


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        (c) Bonus. The Company may prepare and adopt an employee bonus plan (the
"Bonus Plan") which shall be established for the payment of an incentive bonus to the Employee based on the Company achieving certain performance criteria to be established by the Company and the Employee. Upon adoption, a copy of the Bonus Plan shall be attached to this Agreement and incorporated herein, and the Employee shall be eligible to receive an award under the Bonus Plan on the terms and conditions set forth in that document; provided, however, that such bonus shall not exceed seventy five (75%) of the Employee's then current Base Salary.

        (d) Disability. During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the "Disability Period"), the Employee shall continue to receive his full Base Salary, bonuses and other benefits at the rate in effect for such period until his employment is terminated by the Company pursuant to paragraph 7(a)(iii) hereof; provided, however, that payments so made to the Employee during the Disability Period shall be reduced by the sum of the amounts, if any, which were paid to the Employee at or prior to the time of any such payment under disability benefit plans of the Company.

     5. Benefits.

        (a) Insurance. The Company shall provide to the Employee life, medical and hospitalization insurance for himself, his spouse and eligible family members as may be determined by the Company to be consistent with the Company's standard policies.

        (b) Benefit Plans. The Employee, at his election, may participate, during his employment hereunder, in all retirement plans, 401(K) plans and other benefit plans of the Company generally available from time to time to other employees of the Company and for which the Employee qualifies under the terms of the plans (and nothing in this Agreement shall or shall be deemed to in any way affect the Employee's right and benefits under any such plan except as expressly provided herein). The Employee shall also be entitled to participate in any equity, stock option or other employee benefit plan that is generally available to other officers of the Company. The Employee's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

        (c) Annual Vacation. The Employee shall be entitled to two (2 ) weeks vacation time each year without loss of compensation which shall be scheduled with the advance approval of the Company.

     6. Reimbursement of Business Expenses.

        The Company shall reimburse the Employee or provide him with an expense allowance during the term of this Agreement for travel, car telephone, and other expenses reasonably and necessarily incurred by the Employee in connection with the Company's business. The Employee shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.

     7. Termination of Employment.

        (a)  The Employee's employment under this Agreement may be terminated:

             (i) by either the Employee or the Company at any time for any reason whatsoever or for no reason upon not less than thirty (30) days written notice;

             (ii) by the Company at any time for "cause" as defined below,

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     without prior notice;

           (iii) by the Company upon the Employee's "permanent disability" as defined below, without prior notice; and

           (iv)  upon the Employee's death.

       (b) For purposes hereof, for "cause" shall mean (i) the breach of any material provision of this Agreement by Employee, and any action of Employee (or the Employee's failure to act), which, in the reasonable determination of the Company, involves malfeasance, fraud or moral turpitude, or which, if generally known, would or might have a material adverse effect on the Company, its businesses and/or reputations, (ii) the conviction of the Employee for any felony, fraud or theft, (iii) any misconduct or gross negligence of the Employee in performing his duties hereunder, including a knowing failure to disclose or stop the dishonesty of others, (iv) dishonesty of the Employee, (v) any act on the part of the Employee of fraud, deceit or misappropriation, (vi) any failure or refusal on the part of Employee to perform his duties, or (vi) any unauthorized self-dealing by the Employee. In the event of termination of the Employee's employment under this Agreement for "cause" or if Employee voluntarily terminates his employment hereunder, the Employee shall be entitled to no further compensation or other benefits under this Agreement, except only as to any unpaid salary, bonus and benefits accrued and earned by him hereunder up to and including the effective date of such termination.

       (c) For purposes hereof, the Employee's "permanent disability" shall be deemed to have occurred after ninety (90) consecutive days during which the Employee, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties under this Agreement. The date of permanent disability shall be such ninetieth (90th) day. In the event either the Company or the Employee, after receipt of notice of the Employee's permanent disability from the other, disputes that the Employee's permanent disability shall have occurred, the Employee shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in Michigan and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, the Employee is capable of resuming his employment and devoting his full time and energy to discharging his duties within thirty (30) days after the date of such statement, such permanent disability shall be deemed to have occurred.

     8. Compensation Upon Termination or Disability.

        (a) In the event that the Company terminates the Employee's employment under this Agreement without "cause" pursuant to paragraph 7(a)(i) hereof, the Employee shall be entitled to a portion of any unpaid salary, bonus and benefits accrued and earned by him hereunder up to and including the effective date of such termination and the Company shall pay the Employee monthly an amount equal to one-twelfth (1/12) of the Base Salary in effect on the date of such termination for a period of up to twelve (12) months if the Employee is terminated within two years of the date of this Agreement, or an amount equal to one-twelfth (1/12) of the Base Salary in effect on the date of such termination for a period of up to eighteen (18) months if the Employee is terminated at any time after two years of the date of this Agreement, provided that the Employee fully complies with paragraph 11 of this Agreement (the "Severance Payment"). Notwithstanding the foregoing, the Company, in its sole discretion, may elect to make the Severance Payment to the Employee in one lump sum due within thirty (30) days of the Employee's termination of employment.

        (b) In the event of termination of the Employee's employment under this Agreement for "cause" or if the Employee voluntarily terminates his employment hereunder, the Employee shall be entitled to no further compensation or other benefits under this Agreement, except only as to any unpaid salary, bonus and benefits accrued and earned by him hereunder up to


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and including the effective date of such termination.

        (c) In the event of termination of the Employee's employment under this Agreement due to the Employee's permanent disability or death, the Employee (or his successors and assigns in the event of his death) shall be entitled to a portion of any unpaid salary, bonus and benefits accrued and earned by him hereunder up to and including the effective date of such termination and the Company shall pay the Employee monthly an amount equal to one-twelfth (1/12) of the Base Salary in effect on the date of such termination for a period of up to twelve (12) months if the Employee is terminated within two years of the date of this Agreement, or an amount equal to one-twelfth (1/12) of the Base Salary in effect on the date of such termination for a period of up to eighteen (18) months if the Employee is terminated at any time after two years of the date of this Agreement, provided that the Employee fully complies with paragraph 11 of this Agreement (the "Disability Payment"); and provided, however, that payments so made to the Employee shall be reduced by the sum of the amounts, if any, which were paid to the Employee at or prior to the time of any such payment under disability benefit plans of the Company. Notwithstanding the foregoing, the Company, in its sole discretion, may elect to make the Disability Payment to the Employee in one lump sum due within thirty (30) days of the Employee's termination of employment.

        (d) Regardless of the reason for termination of the Employee's employment hereunder, bonuses and benefits shall be prorated and paid for any period of employment not covering an entire year of employment.

        (e) Notwithstanding anything to the contrary in this paragraph 8, the Company's obligation to pay, and the Employee's right to receive, any compensation under this paragraph 8, including, without limitation, the Severance Payment and the Disability Payment, shall terminate upon the Employee's breach of any provision of paragraph 11 hereof. In addition, the Employee shall promptly forfeit any compensation received from the Company under this paragraph 8, including, without limitation, the Severance Payment and the Disability Payment, upon the Employee's breach of any provision of paragraph 11 hereof.

     9. Effect of the Company's Merger, Transfer of Assets, or Dissolution. In the event of any voluntary or involuntary dissolution of the Company resulting from either a merger or consolidation in which the Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of the Company, pursuant to which the Employee's employment under this Agreement is terminated, the Company shall pay to the Employee, immediately prior to such merger, consolidation, or transfer of assets, an amount equal to the sum of (a) the portion of any unpaid salary, bonus and benefits accrued and earned by the Employee hereunder up to and including the effective date of such change in control; and (b) an amount equal to twelve
(12) months' Base Salary at the rate in effect on the date of such termination, if such termination is within two years of the date of this Agreement, or an amount equal to eighteen (18) months' Base Salary at the rate in effect on the date of such termination, if such termination is at any time after two years of the date of this Agreement.

     10. Stock Options. In the event of termination of the Employee's employment under this Agreement for "cause", all stock options or other stock based compensation awarded to the Employee shall lapse and be of no further force or effect whatsoever in accordance with the Company's 1997 Stock Option Plan. In the event that the Company terminates the Employee's employment under this Agreement without "cause" or upon the death or permanent disability of the Employee, all stock options and other stock based compensation awarded to the Employee shall become fully vested and immediately exercisable; provided, however, that such options and other stock based compensation must be exercised within ninety (90) days and such stock options or other stock based compensation shall be automatically forfeited upon the Employee's breach of any of the provisions of paragraph 11 hereof. Any Stock Option Agreements between the Company and the Employee shall be amended to conform to the provisions of this paragraph 10.


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      11.  Restrictive Covenants.  For purposes of this paragraph 11,
"Restrictive Period" shall mean a period commencing from date of execution of this Agreement and ending upon the expiration of twelve (12) months from the date of termination of this Agreement, if terminated within two years of the date of this Agreement, or ending upon the expiration of eighteen (18) months from the date of termination, if terminated at any time after two years after the date of this Agreement, in both instances for any reason whatsoever. Notwithstanding the foregoing, in the event that the validity or enforceability of this Agreement shall become the subject matter of a legal action following the termination or expiration of the Employee's employment with the Company, the Restrictive Period shall begin to run upon the issuance of an order or judgment by a court of competent jurisdiction enforcing the terms of this Agreement or upon dismissal of such legal action.

           (a) For the Restrictive Period, Employee will not, directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) any corporation, limited liability company, partnership, firm, enterprise or any other entity or organization which is engaged in, (i) the business of financing purchases of new or used manufactured homes or any refinancing of loans secured by manufactured homes, or (ii) any business which is competitive with the business then or at any time during the term of this Agreement conducted or proposed to be conducted by the Company, or any company owned or controlled by the Company, or under common control with the Company ("Affiliate"), anywhere in the United States of America (the "Restrictive Areas").

           (b) For the Restrictive Period, Employee shall not directly or indirectly divert, or by aid to others, do anything which would tend to divert, any business from the Company.

           (c) For the Restrictive Period, Employee shall not, either directly or indirectly, induce or attempt to induce any person to leave the employment of the Company or any Affiliate of the Company.

           (d) Confidentiality.

               (1) Except as otherwise provided in this Agreement, or as the Company may otherwise consent to in writing, the Employee shall keep confidential and not disclose, or make any use of, except for the Company's benefit, at any time, either during or subsequent to the Employee's employment, any trade secrets, formulae, methods, techniques, computations, knowledge, data or other information of the Company relating to products, processes, know-how, marketing, merchandising, selling ideas, selling concepts, customer lists, customer names or addresses, borrower lists, borrower names or addresses, forecasts, marketing plans, strategies, pricing strategies, computer programs and copyrightable materials, finances, or other confidential information or subject matter pertaining to the Company's business, or any of its clients, customers, patients, consultants, suppliers or affiliates, which the Employee may produce, use, view or otherwise acquire during his employment with the Company ("Proprietary Information").

               (2) Employee acknowledges and agrees that Proprietary Information has been and will be given to the Employee in confidence, solely to permit the Employee to fulfill his obligations to the Company under this Agreement, and that such information derives actual or potential economic value by virtue of its confidentiality and nondisclosure to the public or other persons who could obtain economic value from their disclosure or use. The Employee shall not, under any circumstances, deliver, reproduce or allow any Proprietary Information, or any


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            documentation relating thereto, to be delivered to, or used by, any person or entity whatsoever without specific written consent of a duly authorized representative of the Company. The Employee will not reveal the names of the Company's personnel to any competitor, or representative of a competitor.

            (e) Employee acknowledges and agrees that the covenants set forth above are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the covenants, or any part of any covenant, is invalid or unenforceable, the remainder of the covenants shall not be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the covenants, or any part of any covenant, is unenforceable because of its duration or geographic scope, such court shall have the power to reduce the duration or scope, as the case may be, and, enforce such provision in such reduced form. The Employee and the Company intend to and confer jurisdiction to enforce the covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the covenants, or any part of the covenants, unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Employee and the Company that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions. For this purpose, such covenants as they relate to each jurisdiction shall be severable into diverse and independent covenants.

            (f) The Employee understands that the Company would not have an adequate remedy at law for the breach or threatened breach by the Employee of any one or more of the covenants set forth above, and agrees that if there is any such breach or threatened breach, the Company may, in addition to the other legal or equitable remedies which may be available to it, obtain an injunction or restraining order to enjoin or restrain the Employee from the breach or threatened breach of such covenants.

      12. Return of Proprietary Property and Proprietary Information. Upon the termination of this Agreement for any reason, the Employee (or his heirs, executors or personal representatives, as the case may be) shall promptly surrender and deliver to the Company, as the case may be, all property of the Company in the Employee's possession (the "Proprietary Property"), including, but not limited to, all records, materials, equipment, drawings, documents and data pertaining to his employment with, or to any Proprietary Information of, the Company, including all copies thereof, and the Employee shall not take with him any description of any Proprietary Information or Proprietary Property of the Company.

      13. Arbitration. Any dispute or controversy arising out of or relating to this Agreement shall be settled finally and exclusively by arbitration in the State of Michigan in accordance with the rules of the American Arbitration Association then in effect. Such arbitration shall be conducted by an arbitrator(s) appointed by the American Arbitration Association in accordance with its rules and any finding by such arbitrator(s) shall be final and binding upon the parties. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the courts of the State of Michigan for this purpose. Nothing contained in this paragraph 13 shall be construed to preclude the Company from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent a breach or contemplated breach of this Agreement by the Employee as provided in paragraph 11 hereof.

      14. Notice. All notices, requests, consents and other communications, required or permitted to be given hereunder to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested addressed as follows:


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             If to the Company:

                     Bingham Financial Services Corporation
                     31700 Middlebelt Road, Suite 125
                     Farmington Hills, Michigan  48334
                     Attn:  Jeffrey P. Jorissen

             If to the Employee:

                     William L. Mulvaney
                     4966 Lockhart
                     West Bloomfield , Michigan 48323

             In all events, with a copy to:

                     Jaffe, Raitt, Heuer & Weiss,
                     Professional Corporation
                     One Woodward Avenue, Suite 2400
                     Detroit, Michigan  48226
                     Attn:  Arthur A. Weiss

         15. Miscellaneous.

             (a) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

             (b) The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of the Employee under this Agreement shall inure to the benefit of, and shall be binding upon, the Employee and his heirs, personal representatives and assigns. This Agreement is personal to Employee and he may not assign his obligations under this Agreement in any manner whatsoever.

             (c) The failure of either party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

             (d) This Agreement supersedes all agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

              (e) This Agreement shall be governed by and construed according to the laws of the State of Michigan.

              (f) Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.


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             (g) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date first written above.


                                    COMPANY:

                                    BINGHAM FINANCIAL SERVICES
                                    CORPORATION, a Michigan corporation


                                    By: ____________________________________
                                          Jeffrey P. Jorissen, President

                                    EMPLOYEE:


                                    ________________________________________
                                    WILLIAM L. MULVANEY








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